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TEKNOWLEDGE

FOR FURTHER INFORMATION:

AT TEKNOWLEDGE Dennis Bugbee Vice President of Finance and CFO Ph: 650- 424-0500 dbugbee@teknowledge.com	AT INVESTOR RELATIONS INTL: Haris Tajyar Managing Partner Ph: 818-382-9702 htajyar@irintl.com>

Teknowledge Reports Year-End 2003 and Fourth Quarter Results:

Commercial Revenues Improve 43% Compared to 2002

PALO ALTO, Calif.—March 30, 2004—Teknowledge Corporation (NASDAQSmallCap: TEKC), a leading provider of software and services to transform business data into value, today reported financial results for the fourth quarter and year ended December 31, 2003.

Total revenue for full year 2003 was $11,408,000, up 3% from revenue of $11,117,000 in 2002. Sales in the Commercial segment, primarily Financial Solutions, increased 43% to $4,092,000 from $2,861,000 in 2002. Revenue from government research and development was $7,316,000 in 2003, compared with $8,256,000 in 2002, a decrease of 11%. Approximately 36% of revenues in 2003 were generated from Financial Solutions, 64% from government. The comparable percentages in 2002 were 24% from Financial Solutions, 74% from government, and 2% from other commercial sales.

For the full year 2003, the Company reported a net income of $114,000, or $0.02 per basic and diluted share. This compares to a net loss of ($2,829,000), or ($0.50) basic and diluted per share, on $11,117,000 of revenue in 2002.

Revenue for the fourth quarter of 2003 was $2,626,000, up 18% from $2,230,000 in the fourth quarter of 2002. Net loss was ($374,000), or ($0.07) per basic and diluted share, compared to net loss of ($2,176,000), or ($0.38) basic and diluted per share, in the year-ago quarter.

Fourth quarter 2003 revenues from commercial operations rose to $1,232,000 from $370,000 in the comparable quarter of 2002, and increase of 233%. Government revenue decreased 25% to $1,394,000 from $1,860,000 in 2002. Most of this decrease was due to two large contracts ending, along with a slower-than-expected pipeline of new R&D contract opportunities. During the fourth quarter of 2003, the Company invested $191,000 in internal R&D and bid and proposal work, and $113,000 on an internal project to make the company more competitive. The Company announced recently a new government contract for $4.3 million, but this contract arrived too late in the quarter to benefit the quarterly results.

The Company anticipates growth in demand for TekPortal™ products and services in the second quarter of 2004, based on a review of the current customer pipeline. Government service growth is expected to grow as contract R&D opportunities expand in the second half of 2004, and the Company moves into more application-focused contracts. Overall for 2004, the Company is forecasting stronger profits and a broader customer base in both the commercial and government segments.

Highlights from the Company’s balance sheet include a stable cash position, zero long-term debt, and an improved financing arrangement signed in the first quarter of 2004. The Company reported that its current liabilities had decreased by about $1 million to $3,878,000 at December 31, 2003, from $4,826,000 at December 31, 2002.

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Effective March 28, 2004, Teknowledge renewed its line of credit with a local bank. The new agreement extends the term of the line from one year to two, ending March 28, 2006. Under the new arrangement, the Company may borrow as much as $3,000,000 or 80 percent of eligible receivables, whichever is lesser, at an initial rate of 1.0% over the Wall Street Journal prime interest rate (currently 4.00%) with a floor of 4.25%. In connection with the credit line, the Company received a $1,000,000 term loan sub-facility. The term loan is for a two-year term at an initial interest rate of 3.0% over the Wall Street Journal prime rate, with a floor of 4.25%. In association with the new term loan credit facility, the Company granted a warrant for 15,000 shares of Common Stock with a strike price of $7.00 per share.

Neil Jacobstein, President and CEO, said, “Teknowledge ended 2003 well-positioned to improve its financial performance in 2004. In the commercial segment, Teknowledge has added several large TekPortal® customers, strengthened its position as the leading supplier of on-premise financial account aggregation software, and added OFX and ACH Transfers software to its TekPortal eFinance Suite of product offerings. We have a very strong pipeline of banks interested in implementing our ACH Transfers product in Q2 2004. Also, our technology licensing and patent income prospects have never been stronger.”

Jacobstein added, “We experienced in 2003 a temporary slowdown of our government segment. This had a relatively mild impact on our overall results for 2003, testifying to the value of our diversified business model. The large increase in government defense spending in 2003 was not focused on R&D, but the need for innovation persists, and R&D contract opportunities are already beginning to improve. We invested heavily in government bid-and-proposal and internal R&D work during Q4 in order to increase our chances for additional and larger government contracts later in 2004. Fundamentally, I believe that we have excellent prospects in 2004 in our security and knowledge system contract R&D work. We have already added a new $4.3 million DARPA security contract, which has just begun to impact our revenues for 2004.

“Our team is taking the appropriate steps to position Teknowledge for growth in both commercial and defense-related revenue in 2004,” Jacobstein said. “It is important to not be confused by short-term fluctuations in any part of our business. Fundamentally, for a Company its size, Teknowledge has an outstanding suite of Financial Solutions products, strong reference sites in its base of 70-plus financial services customers, a very talented and experienced defense R&D contracting staff, a large pipeline of next generation software technology, and a proactive stance in prosecuting its patent portfolio against some of the largest software companies in the world. We are truly excited about Teknowledge’s prospects for 2004.”

About Teknowledge

Teknowledge is the leading provider of on-premise financial account aggregation software worldwide, and a prime contractor for defense R&D in network security, Web-based training, distributed systems, and knowledge processing. Founded in 1981, Teknowledge holds an extensive intellectual property portfolio, including nine software patents. Teknowledge’s TekPortal® software is used as the account aggregation infrastructure at some of the largest online banks in the world.

More information about Teknowledge may be found at www.teknowledge.com.

Forward looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sale and income growth. These forward-looking statements may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, uncertainties in product demand, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company’s most recent annual report and other filings with the Securities and Exchange Commission, including the company’s annual report and 10-KSB.

[Financial tables follow]

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TEKNOWLEDGE CORPORATION

Consolidated Balance Sheets

(In thousands)

	Dec. 31	Dec. 31
	2003	2002

Assets

Cash and cash equivalents	$1,045	$1,114
Receivables and unbilled charges	1,815	1,810
Other assets	141	159
Deferred tax asset, short-term	768	768
Capitalized software, net	4,156	4,760
Equipment and improvements, net	126	237

Total assets	$8,051	$8,848

Liabilities and stockholders' equity

Accounts payable	$1,107	$907
Accrued payroll & related liabilities	912	1,154
Line of credit	960	1,317
Other accrued liabilities	900	1,448
Stockholders' equity	4,172	4,022

Total liabilities and stockholders' equity	$8,051	$8,848